Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Rekor Systems, Inc. on Form S-8 (File Nos. 333-220864, 333-259041, and 333-260153) and Form S-3 (File Nos. 333-224423, 333-252735, 333-259447, 333-260607) of our report dated March 31, 2022,  with respect to our audit of the consolidated financial statements of Rekor Systems, Inc. and Subsidiaries as of December 31, 2021 and for the year ended December 31, 2021, which report is included in this Annual Report on Form 10-K of Rekor Systems, Inc. for the year ended December 31, 2022. We were dismissed as auditors on September 13, 2022 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements incorporated by reference for the periods after the date of our dismissal.

/s/ Friedman LLP

Friedman LLP

East Hanover, NJ

March 29, 2023